Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 29, 2013	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

Higher Sales and Margins Produce Record Earnings

DULUTH, GA – October 29 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.5 billion during the third quarter of 2013, an increase of approximately 7.9% compared to net sales of $2.3 billion for the third quarter of 2012. Net income for the third quarter of 2013 was $1.27 per share. These results compare to net income of $0.96 per share for the third quarter of 2012. Excluding the unfavorable currency translation impact of approximately 1.8%, net sales in the third quarter of 2013 increased approximately 9.7% compared to the third quarter of 2012.

Net sales for the first nine months of 2013 were approximately $7.9 billion, an increase of approximately 9.2% compared to the same period in 2012. For the first nine months of 2013, net income was $4.61 per share. This result compares to net income of $4.25 per share for the first nine months of 2012. Excluding the unfavorable impact of currency translation of approximately 1.6%, net sales for the first nine months of 2013 increased approximately 10.8% compared to the same period in 2012.

Third Quarter Highlights

—	Strong sales growth in South America and Asia/Pacific. Regional sales results(1): South America +35%; Asia/Pacific (“APAC”) +11%; North America +9%; Europe/Africa/ Middle East (“EAME”) (2)%;
—	Operating margins reached 8.0% in the third quarter of 2013, a 190 basis point improvement vs the third quarter of 2012. Regional operating margin performance: North America 11.4%, EAME 9.1%, South America 12.6%, APAC (2.0)%
—	Full-year Earning Per Share guidance remains at approximately $6.00 per share
—	Launched new Global Precision Farming Initiative: Fuse™ Technologies (announced in July, http://www.agcocorp.com/news/media_press_releases.aspx)
—	Announced joint venture with Russian Machines to manufacture and distribute agricultural equipment and replacement parts in Russia (announced in September, http://www.agcocorp.com/news/media_press_releases.aspx)

(1) Excludes currency translation impact. See reconciliation of Non-GAAP measures in appendix.

“Attractive farm economics are supporting global demand for agricultural equipment, and our third quarter sales reflected this,” stated Martin Richenhagen, Chairman, President and Chief

Executive Officer. “AGCO’s focused execution in the third quarter produced improved operating margins and record earnings. Increased sales and production levels, modest material cost inflation and our cost control initiatives all contributed to AGCO’s improved results. Our profitability and our cash flow are growing while we are aggressively investing in advanced technology and emerging markets. In the third quarter, our strategic investments included the launch of Fuse™ Technologies and our new joint venture with Russian Machines.”

Market Update

Industry Unit Retail Sales

	Tractors	Combines
Nine months ended September 30, 2013	Change from Prior Year Period	Change from Prior Year Period
North America	12%	12%
South America	22%	50%
Western Europe	(2)%	(4)%

“Global demand for farm equipment remained elevated during the third quarter as harvests were well underway in the Northern Hemisphere,” stated Mr. Richenhagen. “Improved yields in North America and the expectation of near record farm income supported strong industry sales. Healthy crop production supported demand in France and Germany, while less favorable crop conditions negatively impacted demand in the United Kingdom and parts of Northern Europe. In Brazil, favorable soft commodity prices, improved crop production and supportive government financing programs are all contributing to high levels of demand for farm equipment. Our long-term industry outlook remains very positive with an expected increase in global grain consumption driven by the world’s growing population and a shift towards more protein heavy diets. Higher grain consumption and lower inventory levels should support healthy commodity prices and farm income, which are key factors influencing demand in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

	2013	2012	Change from 2012	% change from 2012 due to currency translation(1)
Three months ended September 30
North America	$686.6	$632.2	8.6%	(0.5)%
South America	572.3	479.9	19.3%	(15.6)%
Europe/Africa/Middle East	1,086.4	1,060.5	2.4%	4.0%
Asia/Pacific	130.6	122.4	6.7%	(4.3)%

Total	$2,475.9	$2,295.0	7.9%	(1.8)%

Nine months ended September 30
North America	$2,099.7	$1,932.1	8.7%	(0.2)%
South America	1,578.0	1,343.8	17.4%	(12.5)%
Europe/Africa/Middle East	3,878.6	3,667.2	5.8%	1.7%
Asia/Pacific	370.9	315.7	17.5%	(1.7)%

Total	$7,927.2	$7,258.8	9.2%	(1.6)%

(1) See Footnotes for additional disclosure

North America

Net sales grew 8.9% in AGCO’s North American region during the first nine months of 2013 compared to 2012, excluding the negative impact of currency translation. Sales were strongest in the row crop segment, with the most significant increases in high horsepower tractors, sprayers and implements. Increased sales, a favorable product mix and margin improvement initiatives contributed to growth in income from operations of $65.9 million for the first nine months of 2013 compared to the same period in 2012.

South America

South American net sales grew 29.9% in the first nine months of 2013 compared to the same period in 2012, excluding the negative impact of currency translation. Sales were higher in both Brazil and Argentina, with growth mainly in high horsepower tractors, combines and sprayers. Operating margins improved to 11.4% for the first nine months of 2013 compared to 8.2% in the same period last year due to higher sales, a richer mix of products and the benefit of cost-reduction initiatives. Income from operations increased $69.3 million for the nine months of 2013 compared to 2012.

EAME

Net sales in AGCO’s EAME region improved by 4.1% in the first nine months of 2013 compared to the first nine months of 2012, on a constant currency basis, despite weaker market conditions. Higher sales in France and Germany were partially offset by declines in the United Kingdom and Central Europe. EAME’s income from operations increased $15.5 million for the nine months of 2013 compared to 2012. The benefit of higher sales and improved efficiency at our new Fendt tractor assembly facility was partially offset by increased engineering expenses associated with new Tier 4 emission requirements.

Asia/Pacific

Excluding the negative impact of currency translation, net sales in the Asia/Pacific region were 19.2% higher in the first nine months of 2013 compared to the same period in 2012. Growth in China, East Asia and Australia produced most of the increase. Income from operations in the Asia/Pacific region declined by $7.7 million in the first nine months of 2013 compared to the same period in 2012. The benefit of higher sales was offset by increased market development costs in China.

Outlook

Global industry demand is expected to be relatively flat in 2013 compared to 2012. Strong growth is projected in South America, modest growth is forecasted in North America and modest declines are anticipated for Western Europe. AGCO is targeting earnings per share of approximately $6.00 for the full year of 2013. Net sales are expected to range from $10.8 billion to $11.0 billion. Gross margin improvement is expected to be partially offset by increased market development expenses and higher engineering expenditures to meet Tier 4 final emission requirements.

“As we bring this year to a successful close, we remain focused on delivering improved margins, earnings growth and strong free cash flow,” continued Mr. Richenhagen. “The long-term outlook for the farming industry and for AGCO remains compelling. We are positioning AGCO for profitable growth in the years ahead by making strategic investments in our production facilities to improve our efficiency and in higher technology products that will make farmers more productive and more profitable. ”

* * * * *

AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 29, 2013. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

* * * * *

Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, market conditions, farm incomes and productivity, global grain consumption, commodity prices, population levels, margin improvements, investments in production facilities and product development, industry demand, market development and engineering expenses, inventory levels, cash flow levels and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

—	Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

—	A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

—

Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. During 2013, our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, financed approximately 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by

Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, was expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

—	Both AGCO and our retail finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

—	We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

—	All acquisitions involve risks relating to retention of key employees and customers and fulfilling projections prepared by or at the direction of prior ownership. In addition, we may encounter difficulties in integrating recent and future acquisitions into our business and may not fully achieve, or achieve within a reasonable time frame, expected strategic objectives and other expected benefits of the acquisition.

—	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

—	Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

—	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

—	We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

—	We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

—	We have a substantial amount of indebtedness, and, as result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

* * * * *

About AGCO

AGCO, Your Agriculture Company, (NYSE: AGCO), is a global leader focused on the design, manufacture and distribution of agricultural machinery. AGCO supports more productive farming through a full line of tractors, combines, hay tools, sprayers, forage equipment, tillage, implements, grain storage and protein production systems, as well as related replacement parts. AGCO products are sold through five core machinery brands, Challenger®, Fendt®, Massey Ferguson®, Valtra® and GSI®, and are distributed globally through 3,150 independent dealers and distributors in more than 140 countries worldwide. Retail financing is available through AGCO Finance for qualified purchasers. Founded in 1990, AGCO is headquartered in Duluth, Georgia, USA. In 2012, AGCO had net sales of $10.0 billion. For more information, see http://www.agcocorp.com

# # # # #

Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited and in millions)

	September 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$620.5	$781.3
Accounts and notes receivable, net	1,182.3	924.6
Inventories, net	2,181.8	1,703.1
Deferred tax assets	209.3	243.5
Other current assets	310.0	302.2

Total current assets	4,503.9	3,954.7
Property, plant and equipment, net	1,491.4	1,406.1
Investment in affiliates	408.9	390.3
Deferred tax assets	43.3	40.0
Other assets	133.9	131.2
Intangible assets, net	576.3	607.1
Goodwill	1,176.3	1,192.4

Total assets	$8,334.0	$7,721.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$92.5	$59.1
Convertible senior subordinated notes	199.0	192.1
Accounts payable	968.5	888.3
Accrued expenses	1,314.5	1,226.5
Other current liabilities	167.5	98.8

Total current liabilities	2,742.0	2,464.8
Long-term debt, less current portion	1,000.6	1,035.6
Pensions and postretirement health care benefits	312.3	331.6
Deferred tax liabilities	240.6	242.7
Other noncurrent liabilities	168.5	149.1

Total liabilities	4,464.0	4,223.8

Temporary Equity	3.0	16.5

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	1.0	1.0
Additional paid-in capital	1,105.9	1,082.9
Retained earnings	3,272.5	2,843.7
Accumulated other comprehensive loss	(546.9)	(479.4)

Total AGCO Corporation stockholders’ equity	3,832.5	3,448.2
Noncontrolling interests	34.5	33.3

Total stockholders’ equity	3,867.0	3,481.5

Total liabilities, temporary equity and stockholders’ equity	$8,334.0	$7,721.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Three Months Ended September 30,

	2013	2012

Net sales	$2,475.9	$2,295.0

Cost of goods sold	1,919.7	1,804.0

Gross profit	556.2	491.0

Selling, general and administrative expenses	258.1	262.8

Engineering expenses	87.3	76.4

Amortization of intangibles	11.8	12.2

Income from operations	199.0	139.6

Interest expense, net	14.1	15.8

Other expense, net	11.3	13.8

Income before income taxes and equity in net earnings of affiliates	173.6	110.0

Income tax provision	62.5	30.5

Income before equity in net earnings of affiliates	111.1	79.5

Equity in net earnings of affiliates	14.1	12.6

Net income	125.2	92.1

Net loss attributable to noncontrolling interests	1.0	2.4

Net income attributable to AGCO Corporation and subsidiaries	$126.2	$94.5

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$1.30	$0.97

Diluted	$1.27	$0.96

Cash dividends declared and paid per common share	$0.10	$—

Weighted average number of common and common equivalent shares outstanding:

Basic	97.4	97.0

Diluted	99.5	98.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in millions, except per share data)

	Nine Months Ended September 30,

	2013	2012

Net sales	$7,927.2	$7,258.8

Cost of goods sold	6,127.6	5,663.4

Gross profit	1,799.6	1,595.4

Selling, general and administrative expenses	793.5	756.7

Engineering expenses	266.7	227.5

Amortization of intangibles	35.9	36.9

Income from operations	703.5	574.3

Interest expense, net	40.2	43.5

Other expense, net	25.2	24.3

Income before income taxes and equity in net earnings of affiliates	638.1	506.5

Income tax provision	219.8	131.0

Income before equity in net earnings of affiliates	418.3	375.5

Equity in net earnings of affiliates	37.1	39.9

Net income	455.4	415.4

Net loss attributable to noncontrolling interests	2.5	4.2

Net income attributable to AGCO Corporation and subsidiaries	$457.9	$419.6

Net income per common share attributable to AGCO Corporation and subsidiaries:

Basic	$4.71	$4.32

Diluted	$4.61	$4.25

Cash dividends declared and paid per common share	$0.30	$—

Weighted average number of common and common equivalent shares outstanding:

Basic	97.2	97.1

Diluted	99.3	98.6

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in millions)

	Nine Months Ended September 30,

	2013	2012
Cash flows from operating activities:
Net income	$455.4	$415.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	153.8	125.4
Deferred debt issuance cost amortization	2.6	2.6
Amortization of intangibles	35.9	36.9
Amortization of debt discount	6.9	6.5
Stock compensation	33.9	28.8
Equity in net earnings of affiliates, net of cash received	(22.5)	(27.4)
Deferred income tax provision (benefit)	28.1	(1.4)
Other	0.2	—
Changes in operating assets and liabilities, net of effects from purchase of businesses:
Accounts and notes receivable, net	(245.5)	(132.2)
Inventories, net	(507.9)	(481.5)
Other current and noncurrent assets	(22.8)	(38.1)
Accounts payable	95.3	(88.8)
Accrued expenses	98.0	95.6
Other current and noncurrent liabilities	57.6	25.0

Total adjustments	(286.4)	(448.6)

Net cash provided by (used in) operating activities	169.0	(33.2)

Cash flows from investing activities:
Purchases of property, plant and equipment	(263.8)	(235.2)
Proceeds from sale of property, plant and equipment	2.9	0.6
Purchase of businesses, net of cash acquired	(0.1)	(2.4)
Investments in consolidated affiliates, net of cash acquired	—	(20.1)
Sale of (investments in) unconsolidated affiliates, net	0.1	(11.3)
Restricted cash and other	—	(1.0)

Net cash used in investing activities	(260.9)	(269.4)

Cash flows from financing activities:
Proceeds from (payment of) debt obligations, net	4.1	(89.5)
Payment of debt issuance costs	—	(0.1)
Purchases and retirement of common stock	(1.0)	(9.5)
Distribution to noncontrolling interests	(2.6)	(0.6)
Payment of minimum tax withholdings on stock compensation	(16.3)	(0.2)
Payment of dividends to stockholders	(29.1)	—

Net cash used in financing activities	(44.9)	(99.9)

Effects of exchange rate changes on cash and cash equivalents	(24.0)	—

Decrease in cash and cash equivalents	(160.8)	(402.5)
Cash and cash equivalents, beginning of period	781.3	724.4

Cash and cash equivalents, end of period	$620.5	$321.9

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited, in millions, except per share data)

1.	STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Cost of goods sold	$0.4	$0.7	$2.3	$1.9
Selling, general and administrative expenses	5.5	8.9	31.9	27.1

Total stock compensation expense	$5.9	$9.6	$34.2	$29.0

2.	INDEBTEDNESS

Indebtedness at September 30, 2013 and December 31, 2012 consisted of the following:

	September 30, 2013	December 31, 2012
1 1⁄4% Convertible senior subordinated notes due 2036	$199.0	$192.1
4 1⁄2% Senior term loan due 2016	270.4	264.2
5 7⁄8% Senior notes due 2021	300.0	300.0
Credit facility, expires 2016	426.8	465.0
Other long-term debt	95.9	65.5

	1,292.1	1,286.8
Less: Current portion of long-term debt	(92.5)	(59.1)
1 1⁄4% Convertible senior subordinated notes due 2036	(199.0)	(192.1)

Total indebtedness, less current portion	$1,000.6	$1,035.6

Holders of the Company’s 1 1⁄4% convertible senior subordinated notes may require the Company to repurchase the notes at a repurchase price of 100% of their principal amount, plus any interest, on December 15, 2013. In addition, holders may convert the notes if, during any fiscal quarter, the closing sales price of the Company’s common stock exceeds 120% of the conversion price of $40.51 per share for at least 20 trading days in the 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter. As of September 30, 2013, the closing sales price of the Company’s common stock had exceeded 120% of the conversion price of the 1 1⁄4% convertible senior subordinated notes for at least 20 trading days in the 30 consecutive trading days ending September 30, 2013, and, therefore, the holders of the notes may convert the notes during the three months ending December 31, 2013. As of September 30, 2013, the Company classified the notes as a current liability due to the redemption feature discussed above, as well as the ability of the holders of the notes to convert the notes during the three months ending December 31, 2013. As of December 31, 2012, the Company classified the notes as a current liability due to the redemption feature of the notes. As of September 30, 2013 and December 31, 2012, the Company also classified approximately $2.3 million and $9.2 million, respectively, of the equity component of the 1 1⁄4% convertible senior subordinated notes as “Temporary equity.” The amount classified as “Temporary equity” was measured as the excess of (i) the amount of cash that would be required to be paid upon conversion over (ii) the current carrying amount of the liability-classified component. Due to the redemption feature of the notes, unless converted prior to such date, the notes will be required to be classified as a current liability through at least December 15, 2013. Holders of the notes may convert the notes earlier than December 15, 2013 dependent on the closing sales price of the Company’s common stock during the quarters in 2013, as previously discussed. Future classification of the notes between current liabilities and long-term debt beyond December 15, 2013 will be dependent on the closing sales price of the Company’s common stock during future quarters, until the fourth quarter of 2015, unless the Company chooses to redeem the notes beginning December 19, 2013.

3.	INVENTORIES

Inventories at September 30, 2013 and December 31, 2012 were as follows:

	September 30, 2013	December 31, 2012
Finished goods	$858.9	$598.5
Repair and replacement parts	573.3	505.6
Work in process	161.9	137.5
Raw materials	587.7	461.5

Inventories, net	$2,181.8	$1,703.1

4.	ACCOUNTS RECEIVABLE SALES AGREEMENTS

At September 30, 2013 and December 31, 2012, the Company had accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America and Europe to its 49% owned U.S., Canadian and European retail finance joint ventures. As of September 30, 2013 and December 31, 2012, the cash received from receivables sold under the U.S., Canadian and European accounts receivable sales agreements was approximately $1.2 billion and $1.1 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.7 million and $18.8 million during the three and nine months ended September 30, 2013, respectively. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $5.8 million and $16.4 million during the three and nine months ended September 30, 2012, respectively.

The Company’s retail finance joint ventures in Brazil and Australia also provide wholesale financing to the Company’s dealers. As of September 30, 2013 and December 31, 2012, these retail finance joint ventures had approximately $97.7 million and $100.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

5.	NET INCOME PER SHARE

The Company’s convertible senior subordinated notes provide for (i) the settlement upon conversion in cash up to the principal amount of the converted notes with any excess conversion value settled in shares of the Company’s common stock, and (ii) the conversion rate to be increased under certain circumstances if the notes are converted in connection with certain change of control transactions.

Dilution of weighted shares outstanding will depend on the Company’s stock price for the excess conversion value using the treasury stock method. A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2013 and 2012 is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2012	2013
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$126.2	$94.5	$457.9	$419.6

Weighted average number of common shares outstanding	97.4	97.0	97.2	97.1

Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.30	$0.97	$4.71	$4.32

Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$126.2	$94.5	$457.9	$419.6

Weighted average number of common shares outstanding	97.4	97.0	97.2	97.1
Dilutive stock-settled appreciation rights, performance share awards and restricted stock awards	0.7	1.0	0.9	1.0
Weighted average assumed conversion of contingently convertible senior subordinated notes	1.4	0.4	1.2	0.5

Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	99.5	98.4	99.3	98.6

Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.27	$0.96	$4.61	$4.25

6.	SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2013 and 2012 are as follows:

Three Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2013
Net sales	$686.6	$572.3	$1,086.4	$130.6	$2,475.9
Income (loss) from operations	78.1	71.9	98.4	(2.6)	245.8

2012
Net sales	$632.2	$479.9	$1,060.5	$122.4	$2,295.0
Income from operations	60.0	45.0	81.7	3.8	190.5

Nine Months Ended September 30,	North America	South America	Europe/Africa/ Middle East	Asia/ Pacific	Consolidated
2013
Net sales	$2,099.7	$1,578.0	$3,878.6	$370.9	$7,927.2
Income from operations	271.8	179.9	403.0	2.1	856.8

2012
Net sales	$1,932.1	$1,343.8	$3,667.2	$315.7	$7,258.8
Income from operations	205.9	110.6	387.5	9.8	713.8

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Segment income from operations	$245.8	$190.5	$856.8	$713.8
Corporate expenses	(29.5)	(29.8)	(85.5)	(75.5)
Stock compensation expense	(5.5)	(8.9)	(31.9)	(27.1)
Amortization of intangibles	(11.8)	(12.2)	(35.9)	(36.9)

Consolidated income from operations	$199.0	$139.6	$703.5	$574.3

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses the percentage change in regional net sales due to the impact of currency translation. The following table sets forth, for the three and nine months ended September 30, 2013, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$686.6	$632.2	8.6%	$(3.3)	(0.5)%
South America	572.3	479.9	19.3%	(74.7)	(15.6)%
Europe/Africa/Middle East	1,086.4	1,060.5	2.4%	42.2	4.0%
Asia/Pacific	130.6	122.4	6.7%	(5.3)	(4.3)%

	$2,475.9	$2,295.0	7.9%	$(41.1)	(1.8)%

	Nine Months Ended September 30,			Change due to currency translation
	2013	2012	% change from 2012	$	%
North America	$2,099.7	$1,932.1	8.7%	$(3.7)	(0.2)%
South America	1,578.0	1,343.8	17.4%	(167.5)	(12.5)%
Europe/Africa/Middle East	3,878.6	3,667.2	5.8%	62.1	1.7%
Asia/Pacific	370.9	315.7	17.5%	(5.4)	(1.7)%

	$7,927.2	$7,258.8	9.2%	$(114.5)	(1.6)%